CORPORATE PARTICIPANTS Curtis E. Espeland Eastman Chemical Company - Executive VP & CFO Gregory A. Riddle Eastman Chemical Company - VP of IR & Communications Mark J. Costa Eastman Chemical Company - Chairman & CEO CONFERENCE CALL PARTICIPANTS Anthony Walker Goldman Sachs Group Inc., Research Division - Research Analyst David L. Begleiter Deutsche Bank AG, Research Division - MD and Senior Research Analyst Frank Joseph Mitsch Fermium Research, LLC - Senior MD James Michael Sheehan SunTrust Robinson Humphrey, Inc., Research Division - Research Analyst Jeffrey John Zekauskas JP Morgan Chase & Co, Research Division - Senior Analyst John Ezekiel E. Roberts UBS Investment Bank, Research Division - Executive Director and Equity Research Analyst, Chemicals Kevin William McCarthy Vertical Research Partners, LLC - Partner Laurence Alexander Jefferies LLC, Research Division - VP & Equity Research Analyst Matthew P. DeYoe BofA Merrill Lynch, Research Division - Research Analyst Michael Joseph Sison Wells Fargo Securities, LLC, Research Division - Senior Analyst P.J. Juvekar Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD Patrick Duffy Fischer Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst Vincent Stephen Andrews Morgan Stanley, Research Division - MD PRESENTATION Operator Good day, everyone, and welcome to the Eastman Chemical Company Third Quarter 2019 Conference Call. Today's conference is being recorded. This call is being broadcast live on the Eastman's website, www.eastman.com. We will now turn the call over to Mr. Greg Riddle of Eastman Chemical Company Investor Relations. Please go ahead, sir. Gregory A. Riddle - Eastman Chemical Company - VP of IR & Communications Thank you, Matt, and good morning, everyone, and thanks for joining us. On the call with me today are Mark Costa, Board Chair and CEO; Curt Espeland, Executive Vice President and CFO; and Jake LaRoe, Manager, Investor Relations. Before we begin, I'll cover 2 items. First, during this presentation, you will hear certain forward-looking statements concerning our plans and expectations. Actual events or results could differ materially. Certain factors related to future expectations are or will be detailed in the company's third quarter 2019 financial results news release, during this call and in the accompanying slides and in our filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2019 and the Form 10-Q to be filed for third quarter 2019. Second, earnings referenced in this presentation exclude certain noncore and unusual items and used as an adjusted tax rate, the forecasted full year tax rate. Reconciliations to the most directly comparable GAAP financial measures and other associated disclosures, including a description of the excluded and adjusted items, are available in the third quarter 2019 financial results news release, which can be found on our website, 2

www.eastman.com in the Investors section. Projections of future earnings exclude any noncore, unusual or nonrecurring items and assume a forecasted full year tax rate. With that, I'll turn it over to Mark. Mark J. Costa - Eastman Chemical Company - Chairman & CEO Thanks, Greg. Good morning, everyone. I'll start on Slide 3 with some strategic highlights. We had solid results in the third quarter despite a challenging macroeconomic environment, which has deteriorated in the second half of this year. EPS for the third quarter was similar to the second quarter, especially considering the local electrical outage that caused a shutdown at our Longview site. We took actions to offset the decline in volumes as our teams are focusing on what they can control to manage costs better, accelerate our innovation programs and remain disciplined with discretionary spending, among other actions, which led to the solid performance. Despite the economic challenges, we remain on track for approximately $400 million in new business revenue closes from innovation in 2019, led by Advanced Materials. This segment has a number of innovative products that are showing tremendous resilience in this environment. Even with exposure to the challenged auto OEM markets, strong growth across specialty products like paint protection film, Tritan, acoustics and heads-up display interlayers are offsetting weakness in the core business. AM's resilience is a testament to the strength of the strategy and our innovation programs we've been leading for close to a decade. And although AFPs innovation initiatives were started later, I'm confident they will make substantial progress over the next couple of years. As we discussed before, in this challenging business environment, we continue to achieve our cost-reduction targets where we stayed focused on innovation to create our own growth. Consistent with our disciplined capital allocation strategy, we returned $583 million to stockholders through the first 9 months of 2019 through a combination of dividends and share repurchases. We are also focused on improving the strength of our balance sheet by delevering $300 million for the full year. And finally, we expect our free cash flow to approach $1.1 billion. Two additional highlights on the specialty products. Earlier this week, we announced that we have achieved commercial operation of our carbon renewal technology, or CRT, which is a form of chemical recycling. This is a significant step forward in our efforts to help solve the problem of plastic waste and accelerate the circular economy. CRT is a game-changer for recycling because it provides an end-of-life solution for many plastics from a variety of sources that have no alternative use and end up in landfill or the ocean. CRT is operated here in Kingsport, our largest manufacturing site so we can take full advantage of our integration to make this happen. This means the plastic waste we recycle to CRT will go into products used in markets we already participate in, including textiles, cosmetics, personal care and ophthalmics. And the CRT plastic waste can be recycled an infinite number of times without degradation of quality unlike mechanical recycling. In 2020, we expect to use up to 50 million pounds of waste plastic in our CRT operations. This technology significantly changes the value proposition of our cellulosic products, which have been about 60% bio-based from certified sustainable forest. Now the other 40% will be recycled content, which creates a very compelling offer with a dramatic increase in the environmental sensitivity in many of these markets that we serve. And within the next several years, we expect revenue from CRT will be in the $200 million to $300 million range, with significant upside from there in our specialty products. So we're very excited about this milestone. In addition, by the end of the year, we also expect to be commercial scale for another chemical recycling technology for polyester, one of many more advancements you can expect from Eastman in the area of waste plastic recycling and accelerating the circular economy. Second, we recently were recognized for our leadership in the area of sustainability by LUXE PACK, the premier cosmetic packaging event for luxury brands. Eastman has won the [2019] (corrected by company after the call) LUXE PACK green Award for activating the circular economy. At the LUXE PACK show, Eastman showcased next-generation Eastman Treva engineering cellulosic bioplastics and introduced Eastman Cristal Revel copolyesters, 3 which is a new line of proprietary consumer recycled content compounded polyesters. These investments enable us to be a leader in accelerating the circular economy and commercial scale ahead of many others. With that, I'll turn it over to Curt to discuss the corporate and segment financial results. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Thanks, Mark, and again, good morning, everyone. Starting with the corporate review on Slide 4 and beginning with the year-over-year comparison. Sales revenue declined due to lower selling prices, lower sales volume and mix and the stronger dollar. Chemical Intermediates was the biggest contributor to the lower selling prices, and this is mostly due to prices following lower raw material energy prices, as you would expect. The lower volume was primarily due to the challenging economic climate, which worsened during the quarter as industrial production decelerated, as well as the impact of planned and unplanned shutdowns this quarter. This deceleration had a significant unfavorable mix impact with lower volumes of high-value specialties. We partially offset these factors with growth in new business revenue from innovation. EBIT declined due to the culmination of lower sales volumes, unfavorable product mix, increased maintenance costs and a stronger dollar, somewhat offset by cost-reduction efforts. Looking sequentially, revenue declined slightly due to lower selling prices. EBIT was down somewhat mostly due to the higher maintenance-related costs. There are a number of factors that have changed since our call in July. Industrial production has decelerated, driven by the further escalation in global trade issues, including the U.S.-China trade dispute in August, as you can see in the German and U.S. economic data, and we believe it is also occurring in China. In particular, we can see the impact of key consumer discretionary end markets slowing, including transportation, consumer durables and electronics. As a result, volume has come in lower than expected, which in turn has resulted in lower capacity utilization. In an environment like we are in now, we remain focused on what we can control, closing new business revenue, reducing costs and generating strong free cash flow. Now turning to Slide 5 to review Advanced Materials, which had a record quarter despite about 1/3 of the segment exposed to the automotive market. On a year-over-year basis, sales revenue decreased modestly as our innovation successes mostly offset demand challenges caused by global trade disruptions and reduced global automotive sales. In particular, we delivered strong growth in premium products, including Tritan copolyester, Saflex acoustic interlayers and paint protection film. EBIT increased primarily due to lower raw material costs, more favorable product mix and continued cost management. Sequentially, revenue was stable and EBIT increased. The increase in EBIT was largely driven by higher Tritan volumes, the flow-through of lower raw material costs and the benefit of cost management. As we think about the balance of the year, we expect to continue to benefit from strong growth in some of the more premium product lines, which will help to offset the general weakness in some of our end markets such as transportation. Also, consistent with my corporate comments, we expect a normal seasonal deceleration in demand in the fourth quarter, which will offset benefit from lower raw material costs and cost actions. All in, we think the fourth quarter EBIT will be up significantly year-over-year. Putting it all together, we expect Advanced Materials EBIT to grow in the low single digits for the full year of 2019. These results in this challenging economic climate demonstrate the strength of our innovation-driven growth model to create our own growth and defend our value with customers. Turning to Slide 6 in Additives & Functional Products. Year-over-year, sales revenue decreased due to lower selling prices, lower sales volume and less favorable product mix and a stronger dollar. Lower selling prices were primarily due to lower raw material prices, with about 40% of the decline 4 from cost pass-through contracts, and the remainder attributed to increased competitive pressure, particularly for adhesive resins, tire additives and formic acid that serves several end markets. We realized solid growth in care chemicals, water treatment and specialty fluids, but that growth was more than offset by weaker end market demand resulting from continuing global trade-related pressures, particularly in transportation and other consumer discretionary markets. EBIT decreased primarily due to less-favorable product mix, lower sales volume, increased planned manufacturing site maintenance costs and a stronger dollar. Excluding currency, spreads were flat. Turning to the sequential comparison. Sales increased as higher volume and better product mix was mostly offset by lower prices, particularly for care chemical cost pass-through contracts. EBIT decreased due to the volume growth and mix improvement, being more than offset by higher maintenance shutdown costs as well as lower prices in tire additives and formic acid products. Looking to the fourth quarter, we expect earnings to moderate due to normal seasonality, albeit from a lower base, due to the slower economy. This uncertain environment is weighing on the end markets for AFP. We are seeing some signs that customers may have decided to stay down longer coming out of their fourth quarter shutdowns. With this risk in mind, we expect AFP's EBIT in the fourth quarter to be similar to last year. Before moving on, let me take a moment to discuss the performance in Additives & Functional Products this year and add a little more color. Although it is hard to see in the results, we have had about 2/3 of the revenue performing well in this difficult business environment. These areas are care chemicals, water treatments, specialty fluids and coatings businesses as well as parts of animal nutrition. Strong growth in care chemicals, water treatment and specialty fluids, expanding spreads, and fixed cost reduction actions were offset by lower coatings volumes and high-value additives in automotive, currency headwinds and lower Animal Nutrition demand due to China's swine fever. Earnings in these businesses, combined, have only declined modestly year-to-date. Where there has been the most pressure in the remaining 1/3 of this segment has been specifically tire additives, adhesives resins and formic acid businesses. So the pressure you've seen in the segment is not in most business but rather on those 3 businesses I just mentioned. Now to Chemical Intermediates on Slide 7. Year-over-year sales revenue decreased due to lower selling prices and lower sales volume. The lower selling prices were due to lower raw material prices and competitive activity. The lower sales volume was due to weaker demand, particularly for agricultural end markets as a result of weather and for other intermediate products due to increased competitive activity. EBIT decreased due to increased planned shutdown costs and a local power disruption impacting the Longview, Texas manufacturing site. Taken together, these costs were about a $30 million headwind for Chemical Intermediates in the quarter, $15 million of which was due to the unplanned power outage. EBIT also decreased due to lower sales volume and spreads. These headwinds were partially offset by the benefit from the recent refinery-grade propylene investment and continued cost management. On a sequential basis, sales revenue decreased due to lower sales volume, particularly for functional means due to normal seasonality. EBIT decreased primarily due to the planned and unplanned outages, continued spread decline in olefins and acetyls and functional amine volume seasonality. Looking ahead to the fourth quarter, there are a few headwinds in front of us. First, volume is lower due to weak demand environment but also increasing competitive pressure as markets outside of the United States are increasingly challenged by global trade issues. Also, remember the cost of the turnaround of our largest cracker in Longview, Texas is in both the third and fourth quarters. So a similar amount of the cost of that planned shutdown will be in the fourth quarter. And then finally, customer inventory management at year-end, potentially beyond more the normal seasonality, could put pressure on our volumes and our capacity utilization rates. 5

Finishing up the segment reviews with Fibers on Slide 8. Year-over-year, sales revenue decreased primarily due to lower acetate flake sales volume due to our acetate tow joint venture in China attributed to customer buying patterns. The sales revenue decline was partially offset by the sales from the recently acquired cellulosic yarn business and increased sales of textile innovation products. EBIT decreased due to the impact of the inventory recovery in the third quarter of last year or third quarter 2018 from the coal gas incident and less favorable product mix. On a sequential basis, results were stable with the second quarter. Looking at the fourth quarter, we expect earnings to be consistent with the run rate of the last 2 quarters as we've made good progress stabilizing results in this business. Lastly, a quick update on our textiles business within Fibers. We are making great progress in our focus areas within textiles as we are aligned with some of the leading brands and our materials, particularly Naia, is incorporated into these customers' sustainability collections. This has been somewhat offset by slower demand in more traditional applications such as suit linings and tapes due to slower economic growth. With that said, we remain confident that we are on track with our textiles initiatives to offset the expected continued decline in tow demand in the long term. In particular, I am very excited about how we can accelerate growth in Naia with carbon renewal technology, adding recycled content to a product that is already bio-based. Switching to the financial highlights on Slide 9. We continue to expect free cash flow approaching $1.1 billion. Our free cash flow is up about $50 million this quarter compared to third quarter 2018. And our business teams are working hard to deliver this result in a challenging fourth quarter. Consistent with our track record, I'm confident in our ability to deliver solid result. Through 9 months, we've returned $583 million to stockholders through a combination of share repurchases and dividends, and we remain committed to our investment-grade credit rating. For the full year, we still expect to delever by about $300 million. In the last few years, we remained disciplined in our capital allocation through a combination of share repurchases and increasing dividend and debt paydown. As we progress into 2020, we'll continue to use our cash in a combination of all 3, including further delevering in 2020. Our full year effective tax rate is expected to be 16%. Capital expenditures will be approximately $425 million to $450 million for 2019, and we still expect corporate other net cost to be a little above $60 million for the full year. With that, I'll turn it back to Mark. Mark J. Costa - Eastman Chemical Company - Chairman & CEO Thanks, Curt. On Slide 10, I'll provide an update on our 2019 outlook. We continue making progress, including new business from innovation and market development initiatives. But the increased trade uncertainty, including from the U.S.-China trade dispute, has caused a meaningful deceleration in industrial activity around the world, including Asia and Europe and now here in the U.S. In this kind of economic environment, we are resolutely focused on the things that we can control. As I mentioned, we've made excellent progress on increasing new business from innovation in this environment, particularly in Advanced Materials. In addition, we continue to aggressively manage costs across the company, and we continue to expect to generate strong free cash flow this year despite the challenging environment. 6

However, this market context is leading the lower volumes in the second half of the year than we had previously expected. There are some continuing pockets of destocking related to lower demand such as transportation in Europe and the U.S. We're also seeing some customers extend maintenance downtimes and shift turnarounds into the fourth quarter to manage inventory due to this deceleration that was not expected in the summer. We are also managing our inventory in the quarter in line with what we are seeing from our customers. These lower volumes are resulting in lower capacity utilization than we had expected, and the fixed cost hit of the utilization is mostly offsetting the cost savings from our productivity actions we took in the first half of the year. Putting this all together, we are updating our full year adjusted EPS guidance to a range of $7.00 and $7.20. Our guidance is based on current economic conditions and normal seasonality from here. However, we can't predict macroeconomic conditions and the extent to which customers will choose to manage inventory at the end of the year. I can give you scenarios where we could be higher given the strength of October orders or lower if we face unusually high inventory management in December. And we're maintaining free cash flow guidance of approaching $1.1 billion, which remains a priority, and will be a great result in this environment and represent very attractive free cash flow conversion. Earlier, I mentioned it's our robustness that gives me confidence in our future, and that remains true for me today. Even with some unprecedented challenges we face, the people at Eastman remain steadfast in their commitment to drive results, and I want to thank them for continuing to execute on our strategy while aggressively managing costs. Big picture, we'll continue to focus on what we can control as we manage through this incredibly uncertain environment and remain committed to long-term, attractive earnings growth and sustainable value creation from our owners for all of our stakeholders. At the same time, we are looking at every action we can take to increase performance this year and next. Focusing on engaging with customers who seek innovation, especially in the areas of sustainability which fuels our growth in new business revenue closes. Providing resources to grow in markets that have favorable trends and resilience in this environment. Planning to take additional productivity actions to accelerate top line growth to the bottom line. Building on our strong track record of disciplined portfolio management. We will continue to look for opportunities where optimization makes sense. Continuing to be focused on free cash flow generation as we manage working capital. And we'll be disciplined in how we deploy free cash flow. In addition, we're creating another big vector of growth with our new technologies for chemical recycling to enable circular economy, as we once again innovate solutions to improve the quality of life in a material way. And with this meaningful deceleration in industrial production reverses, as we know well, we'll be poised to create even more of our own growth from our innovation-driven growth model and accelerate earnings growth as the mix and fixed cost leverage becomes favorable in the recovery. That's why I'm confident we're going to win today and into the future. With that. I'll turn it back to Greg. Gregory A. Riddle - Eastman Chemical Company - VP of IR & Communications Okay. Thanks, Mark. As usual, we have a lot of people on the line this morning, and we'd like to get to as many questions as possible. (Operator Instructions) With that, Matt, we are ready for questions. 7

QUESTIONS AND ANSWERS Operator (Operator Instructions) First, we'll go to David Begleiter with Deutsche Bank. David L. Begleiter - Deutsche Bank AG, Research Division - MD and Senior Research Analyst Mark, looking ahead to 2020, I know it's was early, but -- good. I know it's early for 2020, but can you still achieve, you think, your long-term 8% to 12% EPS growth in 2020 versus this past year? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Thanks for the question, Dave. Good to hear from you. So we're not going to provide a quantitative bridge at this stage in this environment. But let me sort of walk you through how we think about it from where we are today. So if the current economic conditions continue into next year, because we all know we have to make that assumption, we believe we'll deliver earnings growth going into '20 versus '19. And it really sort of breaks down into sort of 3 core buckets in how we do that. First, innovation is always of the heart of our strategy, and you've seen a great demonstration of how that's created value for us in Advanced Materials. And we continue driving growth there as well as continue to get traction on some of innovation in AFP. Even though it's much more early stages at AFP, it's going to contribute like it has this year in some places. It's also important to remember that we have a lot of markets that do have favorable growth across Advanced Materials, AFP and in CI as well as textiles. So there's a lot of places where we have good growth, whether it's care chemicals, water treatment, ag going back to a more normal seasonal demand, medical applications. So there is just good growth that's going to help. While we do have exposure in consumer discretionary around 45%, it's important to keep in mind that 55% is actually quite stable, consumables, et cetera. The other part that's going to help on the demand side will be the vast majority of the destocking, if not all, should have played out by the end of this year. So at least on a relative basis, there's no way that we can see the amount of destocking that we've seen this year occur again next year. So that gives you some additional relief in demand and growth. So volume should be better on a variety of different fronts. The second, of course, is what you can control as well as your cost structure. And as this industrial recession that we've been in for the last 9 to 12 months continues to drag out, we know that we also have to start taking more additional actions on productivity. So we'll start looking at how we build on what we've done in this year. We've taken out a net $40 million of costs down in manufacturing this year. As that annualizes into next year and if we have volume, equal to or better than this year, that's going to start to flow through and be a benefit. We're going to start looking at our asset footprint and whether there's opportunities to optimize our asset footprint and take out chunks of costs. We're going to look at how we get much more productive with digital investments. We've made choices to invest a lot in digital this year in productivity and commercial execution. And already seeing a lot of benefits that's paying for those investments this year, and we'll start seeing the benefits on a net basis next year and there's more investments we're going to continue making. And there's a broad set of manufacturing initiatives that we're doing on productivity that are giving benefits to the success we had this year that will continue to increase the benefits next year around maintenance in earnings and cash as well as some other activities. But to be clear, we're going to continue investing in innovation. So next year, we'll spend more on innovation than we did this year. We have so many huge innovation programs going commercial in AM and especially in AFP. We have to provide the resources to close that business with customers and ensure we get the benefits of those investments. So that's the second bucket. 8

The third bucket is strong free cash flow. Even in this tough environment, we're generating incredibly strong free cash flow at a very high conversion rate. And we have every expectation we're going to do the same thing next year. And we'll continue to be disciplined in how we deploy that cash in dividends, share repurchases, debt repayment and bolt-on to where it makes sense. So that's sort of in relative current economic conditions. If there's a trade war settlement, we'll do a lot better than that. And if there's recession, obviously, where demand is more challenged, we have additional levers we can pull to manage costs. And the innovation will still create some growth to offset those challenges, and I still think that a lot of destocking is behind us. The thing to keep in mind is if there is a recovery, the leverage on the upside is equal to the leverage on the downside that we've seen in the last 9 months. So mix, volume, asset utilization will come back in a mirror image of what we've been through that could provide substantial upside. David L. Begleiter - Deutsche Bank AG, Research Division - MD and Senior Research Analyst Very helpful. And just one more thing for both you and Curt. Can you comment on the recent Moody's action to put you on negative watch and how you are thinking maybe about debt reduction versus buybacks next year? Would you be focused more on debt reduction just to remove this issue completely from the table rather than keep on buying back stock? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Yes. The recent change to negative watch really doesn't significantly change our capital allocation philosophy. As you would expect, we have a very open dialogue with our rating agencies about our plans and expectation. They understand we remain committed to our investment-grade grade credit rating, which is, again, not only important to us but many of our investors that I speak with. So we'll remain disciplined with our approach to capital allocation, which '19 includes $300 million of deleveraging. If the environment continues to be challenging as we go into 2020, we'll probably do a similar amount of delevering at a minimum. I imagine, over the next couple of months, there'll be a few debates internally and externally around what should be the amount of delevering. And I look forward to your opinion, David, and others on that topic. But regardless of what we do, we will remain on a path of improving our overall debt and EBITDA ratios and further strengthening our balance sheet. A couple of other things I'll just remind everyone, and David, I know you know this well, is we have no material debt maturities over the next couple of years. We generate great cash flows, even in a recessionary environment. And then we also have plenty of access to liquidity. So we're well positioned to manage through this uncertain economic environment. So I feel very good about that. And also a reminder that a disciplined capital allocation approach, whether that's putting cash to share repurchases, bolt-on acquisitions or even debt paydown, are all viable ways of creating value for our shareholders. So we're going to remain committed to our investment-grade credit rating. We have a pathway to continue to improve our credit metrics, and then that's consistent with our commitment around a disciplined capital allocation philosophy. Operator And our next question will come from P.J. Juvekar with Citi. P.J. Juvekar - Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD I had a quick question on your tire additives business. You had those duties on Chinese tires. How is that trade flow impacting your China business? And is there an offsetting benefit in U.S. and Europe business? 9

Mark J. Costa - Eastman Chemical Company - Chairman & CEO So yes, the tire duties in the U.S. and in Europe had a real impact on tire demand in AFP. What happened is, and this is really at the customer level, they were shipping a lot of tires and it was found that they were dumping in both Europe and U S. So all those tires got backed up into China. And there's too many tire companies in China, so there has been a pretty aggressive fight there. But trade flows rebalance, so these Chinese companies will also build plants in Southeast Asia. So they just shift their production efforts to go into Europe and the U.S. from there. So it has, overall, created a lot of pressure for all the tire companies. You can see that by some of the big multinational tire company announcement recently about the actions they are taking to improve their cost structure. But for us, it did create predominantly a very competitive situation among additive suppliers into tires in China, and we felt that impact both in volume and in pricing, which is why we've had the pressure in that business. And that ultimately moves across the globe, to some degree. P.J. Juvekar - Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD And a question for Curt. Curt, you just talked about potential more deleveraging in 2020 if the economy remains weak. If the economy remains weak, would you try to get some growth through M&A as well and get some inorganic growth? I know that doesn't sit well with deleveraging. But given the choices, how would you allocate capital if valuations come down and M&A looks attractive? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Sure. Well, if you think about that strategic cash that we have after we funded our own organic growth, we love the opportunity to pursue opportunities of growth in bolt-on acquisitions through M&A. And I think we would just have to do that in a smart way. I've always told the business teams that if they find a great, attractive bolt-on acquisition or acquisition in general, we'll find a way to finance it, and we'll find a way to finance it that's still consistent with our investment-grade credit rating. Operator And your next question will come from Vincent Andrews with Morgan Stanley. Vincent Stephen Andrews - Morgan Stanley, Research Division - MD A question on Chemical Intermediates. The agricultural impact on the amines, obviously, we know it's a tough season in the U.S. Do we need to lap that? Meaning, do you need the channel inventory to be drawn down before you're going to sell back through so this can be an issue all the way through the middle of next year? Or are is it already sort of played out? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Vincent, from what we can see and what our customers are telling us, one of the volume challenges we're having in the back half of this year is their efforts to take their inventory down given the weak season we had in this year. Our belief is they will achieve those goals and get back to sort of what is a sort of normal production strategy next year, and we'll see the benefits of that demand. Vincent Stephen Andrews - Morgan Stanley, Research Division - MD Okay. And can I also ask you, the corporate and other costs appeared to be up a lot in the quarter. Was there a reason for that? And how should we think about that number next year? 10

Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Yes. So if you think about the year-over-year impact in the other segment, the primary driver has been that higher pension cost that we talked about, the $30 million or roughly $0.20 impact. And most of that, which is really driven by the discount rate as well as the lower assets we started the year, that's really what drilled the delta. Well, still great management of our cost and innovation programs to the other areas. So it's really the pension cost. As I think about 2020, a little early, but you're already seeing the discount rates coming down. So that could very well improve our pension cost next year. We'll see if that holds true as we finish out the year. Operator Next, we will hear from Jeff Zekauskas with JPMorgan. Jeffrey John Zekauskas - JP Morgan Chase & Co, Research Division - Senior Analyst On your cash flow statement, there's been $165 million positive swing for the first 9 months in "other items net". What is that? And does that reverse next year or continue? Can you provide some elaboration? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Sure. Really, there's 2 main drivers in that other cash items, Jeff, that are kind of an anomaly this year. First, last year, in the end of third quarter of '18, we had a $65 million insurance receivable that we collected the following month. Obviously, we don't have the kind of receivable this year. And then secondly, this year, we actually have a higher restructuring accrual, higher than last year because of the events that took place early in this year, and that's roughly $25 million. So those are the 2 main drivers of note. The other things are just the normal things you see resulting from timing of tax payments, other miscellaneous payables, receivables. So you shouldn't see this magnitude of change next year just because of those 2 things I just mentioned. Jeffrey John Zekauskas - JP Morgan Chase & Co, Research Division - Senior Analyst Okay. In listening to your conference call, you spoke about competitive -- increased competitive activity in a number of businesses, in Chemical Intermediates and in your AFP segment. And at least to my ears, that sounds new. And you seem to tie it to slowdown in demand and trade difficulties. Can you elaborate on your competitive position in a number of businesses where it seems that the competitive activity has intensified? Can you talk about why that's the case and how long you think it will maintain itself? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Sure, Jeff. It's a good question, and I'd love to address it. So first of all, Advanced Materials, I think, is looking exactly as a great specialty business should. It's got demand challenges. Obviously, there's competition. But the innovation is allowing it to offset those market challenges and deliver strong growth. Especially when you think about the high consumer discretionary spend and benefit from raw material flow-throughs, you can sort of defend the value in your pricing. So that business is on track and looks like it should. And as Curt mentioned in the prepared remarks, about 2/3 of the revenue of AFP looks just like AM, right? It's got good, strong market growth in a bunch of end markets. Even though it does have headwinds in the macro economy, especially in automotive, it's offsetting it with expanding spreads. And if you back out currency, the earnings are even closer to just year-over-year flat. So that business -- that part of the portfolio is doing 11 quite well. And then you've got this 1/3 that goes to your question where there's increased competitive activity. And obviously, we have some of that in CI and a few places. On the AFP front, the 3 areas we identified -- tires, adhesives and formic acid, have that dynamic. The dynamic's a little bit will be different in each business. So in tires, really, it's a demand-driven event, as I mentioned earlier, where you've got a drop in demand. It's increasing competitive activity. And of course, we have our new next-generation Crystex we've launched. We have other innovation in tire resin, et cetera, to offset some of that pressure. But it's just too early stage on the new Crystex launch to sort of offset it. And so you've got pressure in earnings, both in the volume and the macro as well as in spreads. Same is true in Adhesives, but which is more of a supply-driven event. The demand is a little bit more stable there. But you've had the new supply, which we've been talking about for a while. Similar, we've got innovation launch there to offset it with UltraPure, which is this nonemissive, low-odor or no-odor resin, great inventions in amorphous polyolefins that we're launching, but not sufficient in this environment to offset some of that pressure. And formic acid, a more narrow story of just the competitor that was shut down in China that came back. And it would've been fine or mitigated if demand for swines was still going well on in China to consume that new capacity. But when the swine population's off 25% to 40%, you've got a problem. So overall, what you've got is a situation where this 1/3 is not performing where we'd like. And we recognize that this is not the kind of stability in overall AFP that we wanted to deliver. So we're going to start looking at all options on how we address this. Those options could be how do we restructure some of these businesses or how to partner with them or potential divestment. But it's important to keep in mind that a lot of considerations have to go into how you make portfolio decisions like this. So you've got to make sure you're not overacting to sort of short-term macroeconomic problems, make sure you really assess what is the innovation potential or other improvement opportunities you could pursue. And of course, you have to think about timing of this kind of decisions. But we're going to start doing that. CI's critical vertical integration, we haven't changed our view on the value of it. But we're going to look at asset optimization opportunities there to improve our ability to be more sort of stable. RGP is a great example of an investment we made last year that reduced our ethylene exposure that's been quite beneficial this year. And we're going to try and think what else we can do. So we do recognize we got some volatility. The pressures in CI, I think, is well covered sort of competitive pressure with acetyls and olefins. But we're not standing still. We're going to take action and see what we can do to improve things. Operator Next question will come from Matthew DeYoe with Bank of America. Matthew P. DeYoe - BofA Merrill Lynch, Research Division - Research Analyst You had stated like backdrop continues to worsen due to trade uncertainties, at least is one of the key drivers. Are volumes actually shifting on the headline that you're seeing or just pointing to general malaise? Because I'm trying to gauge how sensitive your top line is. And you had mentioned orders picked up in October briefly, but then would that be consistent with the trade discussion and possible traction there? Or is that just maybe a one-off? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Well, first, I've learned my lesson about predicting the macro economy this year and exactly what to interpret from any order pattern in 1 month. I think there's a lot of volatility and uncertainty out there where you go back and forth between an escalation and trade war in August, where there was Phase 1 progress that's debatable in October. There's just a lot of uncertainty that's impacting business and consumer confidence out there, 12 especially in China and how that's impacted their economy and the sort of global effect that has is places like Europe and Southeast Asia, so dependent on export to China, and you can even now see it impacting sort of U.S. industrial activity. So it's a little hard to predict how this is going to trend. But I would tell you that as we look at the impact that our guidance and performance has had through the year, it is entirely a volume mix story. Where we were in July, we were expecting the economy to be stable relative to the second quarter, as we said. Obviously, things escalated, and that's why our volume forecast came off -- our volumes were actually off a bit, as Curt mentioned, in 3Q. And now as we go into 4Q, the lower activity plus normal seasonality leads to this decline in volume. But it's a little hard to interpret. Matthew P. DeYoe - BofA Merrill Lynch, Research Division - Research Analyst Okay. And if I look at A&FP, EBIT margins are down 210 bps in 2Q, like 260 bps in 3Q. How much of this is actually due to, perhaps, poor utilization rates versus competition on price versus volumetric declines? If you can give me some clarity in that. Mark J. Costa - Eastman Chemical Company - Chairman & CEO Yes. So the entire -- yes, for AFP in total, the entirety of the hit is a volume mix and asset utilization story. So if you look at the total segment altogether, spreads are about flat year-over-year. Obviously, there's a bit of a currency hit, but it's much more moderate in the second half of the year. So it is totally a volume mix hit on the impact that has on variable margin as well as the impact it has on asset utilization. But as I said, it's sort of a 2/3 - 1/3 story, where we have improving spreads in some places and compressing spreads in others, netting out to flat. So that's not the margin story. Yes. Operator Next, we will from James Sheehan with SunTrust. James Michael Sheehan - SunTrust Robinson Humphrey, Inc., Research Division - Research Analyst So you just referenced, in AFP, about 1/3 of the business was not performing the way you would have liked. Could also assess what proportion of the Taminco business falls into that category as well? Mark J. Costa - Eastman Chemical Company - Chairman & CEO So the only part of Taminco that's in the 1/3 is formic acid. So when we bought Taminco, we were very excited about the alkylamines platform and the value of that integrated platform into a wide range of end markets. They had acquired a small business in formic acid about a year ahead of buying Taminco for us. That was a business we'd actually looked at and didn't find very attractive, but it was just part of the deal that we had to accept. So it's a business that just has some competitive challenges, but it's a very small part of Taminco. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO And if I could add, some of the positives that Mark referenced in the positive 2/3 were also the Taminco acquisition. Mark J. Costa - Eastman Chemical Company - Chairman & CEO Yes. With tremendous growth in care chemicals, in water treatment, and long term, we've had great growth in the ag business as well over in the CI side from Taminco. It's been a great acquisition. 13

James Michael Sheehan - SunTrust Robinson Humphrey, Inc., Research Division - Research Analyst And on the chemical recycling projects, you referenced several hundred million dollars of revenue ultimately. How quickly could you start to see commercial revenues from that? What segment will you report those results? And if you could just comment on long-term project returns, if we were to compare the expected returns of those recycling initiatives to other more traditional product innovations, is the ROI higher, lower or about the same? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Sure. So we're incredibly excited about what we can do on the circular economy. For those of you who've been paying attention in this industry, you know in the last 18 to 24 months, sustainability and environmental sensitivity about the impact we're having in the environment, especially with plastics in the ocean and the issues with landfill, et cetera, is one of the biggest disruptive macro trends I've seen in a decade. And it's either a great opportunity as it is for Eastman or a challenge as it might be for others who are heavily in single-use plastics. Fortunately, for us, we got out of PET in 2011. So we're not doing circular economy to defend our existing business in single-use plastics, all of our investments are to improve our competitive offerings and more durable applications and more specialty applications by adding recycled content into it to deliver net growth. And so we'll be commercial, as we said, in the fourth quarter this year with both technologies, the one we announced this week as well as the polyester one by the end of the year. And that will be incorporating products and driving revenue growth for us next year into the first quarter. Customers are incredibly excited, especially in the luxury world. So think cosmetic packaging, high-end ophthalmic sunglasses where our polymers go, our textile business. Even though biocontent is highly valued by our customers. The womenswear fashion industries are extremely focused on how to close the loop. A lot of textiles, a phenomenal amount of textiles end up in landfill, especially with fast fashion. And so they want to close the loop, and our unique CRT technology allows us to actually take back textiles, garments and recycle them, not just wastes, single-use plastic. We can even take carpet back. So we can solve a lot of real, serious problems that other technologies can't do. So we're really excited about it. It's just a great opportunity. And this is just the beginning, to be clear. These first 2 steps are very incremental capital and modifying our gasifier with the CRT to sort of take plastic waste instead of coal and turn that into cellulosic products. Same thing with polyester. The first step is fairly modest, so the ROIs are extremely high. There are bigger investments we can make to do a lot more than what we're going to be in the first step. But even when I look at those capitals, returns are well above a typical investment project. Because we're leveraging the products we already make and already sell into existing markets. So it's a drop-in replacement just now has recycled content, so they don't have to do qualification. Operator The next question will come from John Roberts with UBS. John Ezekiel E. Roberts - UBS Investment Bank, Research Division - Executive Director and Equity Research Analyst, Chemicals Mark, in your concluding comments on scenarios, it sounded like your October orders actually picked up from September. Why would that have been? Mark J. Costa - Eastman Chemical Company - Chairman & CEO What I'd say is, actually, October orders are holding similar to September where they normally start trending off seasonally. So I don't want to overstate the October order claim, but it's certainly coming in a bit better than we had forecasted. I think it's just customers are managing and 14 growing with a little more optimism. And we're holding in reasonably well. I can't say there's any specific reason I can point to at this stage. And we really have to watch out for where December plays out this year with this uncertainty, it could go either way. John Ezekiel E. Roberts - UBS Investment Bank, Research Division - Executive Director and Equity Research Analyst, Chemicals And then, secondly, do you expect IMO 2020 to have an impact on spreads between refinery-grade propylene and chemical-grade propylene? Mark J. Costa - Eastman Chemical Company - Chairman & CEO As we look at it, we're not seeing that as a significant event. I know there's a lot written about it and a lot of opinions about it. Actually, our RGP investment, I think, helps us a bit and gives us more flexibly on that scenario. Operator Next, we will hear from Kevin McCarthy with Vertical Research Partners. Kevin William McCarthy - Vertical Research Partners, LLC - Partner Mark, when you look across your portfolio, do you see opportunities for rationalization of assets? It sounds like some of the margin pressure is utilization-related, quite understandably given the environment. So are there opportunities to consolidate plans? Or would that be in a mistake because you'll need the capacity when the macros start to cooperate again in the future? Mark J. Costa - Eastman Chemical Company - Chairman & CEO So we are looking for opportunities like that. We're not going to talk about it on this call, but we have several asset options under investigation for that reason. But our focus is always on innovation being the core thing. But in this kind of environment, you have to look at every lever you can to improve productivity and your cost position to compete. Kevin William McCarthy - Vertical Research Partners, LLC - Partner Okay. And then, secondly, for Curt. It seems as though you've whittled the capital budget to some degree. Maybe you can talk about what has changed there and what your preliminary views of the trajectory could be looking into 2020 and beyond. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Sure. On the capital front, what we've been doing is just quietly making some adjustments to the investments we make, mostly of those are growth investments, just because the environment, when we're not quite sure when we're going to need that new capacity. We've already added a large portion of capacity to support our growth this year and last year. We've kind of just tweaked things because we can move things out just because the demand environment is not there right now. And then we got a great capital team that's also being disciplined on the amount of support capital that's needed to run of this company in this kind of environment. Looking at next year, I'd probably still keep it right now in the same range we're at today. But a lot of it is going to depend on what the economic environment is. If it's starting to improve, we might pick up our capital a bit. If it deteriorates, we may slow down a little bit more. 15

Operator Your next question will come from Frank Mitsch with Fermium Research. Frank Joseph Mitsch - Fermium Research, LLC - Senior MD I want to think about the fourth quarter and your implied guidance there because it's looking like it's the lowest EPS ex CGI that you've done in the last 5 years. And obviously, volume/mix kind of a big part of that. And so I'm trying to think what that range is. I mean your volume/mix has been improving throughout the year. It was down 6% Q1, down 5% Q2, down 3% this past quarter. What are you baking in to get to this low level for 4Q? Mark J. Costa - Eastman Chemical Company - Chairman & CEO So Frank, I mean, part of where we're coming from is we assume the -- we always do this, to some degree, is assume the current activity. Economic and macro economically is the basis for our forecast, so obviously it moderated through the third quarter. And then we're adding normal seasonality onto that lower base. I mean that's how the forecast got constructed. In addition to that, you've got lower capacity utilization because volumes this year are going to be lower than last year for the second half. So you've got some headwind on asset utilization that adds to sort of some of the decline from third quarter to fourth quarter. But those really are it. I mean there's a little bit of competitive pressure and spreads in CI that's part of the story as well, but that's a small part of the story relative to the volume, mix and asset utilization. Frank Joseph Mitsch - Fermium Research, LLC - Senior MD So I mean should we be thinking about low single digits or low double digits in terms of a decline in volume mix, in terms of what's embedded in your guidance? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Yes. I'd say, Frank, some of the volume mix that you've seen in the last quarter or 2 is kind of what we're expecting. It's really that utilization effect that's really starting to hurt our margins in the fourth quarter. And then we'll see how those respond depending on demand environment in 2020. Mark J. Costa - Eastman Chemical Company - Chairman & CEO Yes. Something I'd add on that front is that what I'd say is what you're seeing is how we're performing in an industrial recession, Frank. I don't think there's one in front of us. I think we're in the middle of one that started in the fourth quarter of last year where you've put a lot of the sort of destocking drop in volume that's worth some primary demand. We've already been enduring all of that, and some of its continuing in the fourth quarter as the U.S. is starting slow down. We turned over high-cost inventory from third quarter of '18 to low-cost inventory. That's always really painful. A lot of that is now behind us. All of that is behind us at this point. So you're more a bit about where primarily demand goes as you look at next year, but you're still sort of finishing a lot of that sort of adjustment to the recessionary environment out now. And of course, you got all these actions we're going to take. Another reference point is when you look at what we said at Innovation Day in 2014 that our new portfolio would be a lot more resilient and only down sort of 20%. If you did the '09 recession with the current portfolio versus what we had in '09 versus what we were down was 40%, that's sort of playing out on the ratio basis now. So if you look out sort of our earnings performance for the first 9 months, we're about half of sort of hoe the commodity diversified companies on how we've declined. 16

So the portfolio is performing better. We're obviously not happy about parts of our portfolio, and we're going to look at ways to address it. But I think we're doing quite well in this environment. Operator The next question will come from Bob Koort with Goldman Sachs. Anthony Walker - Goldman Sachs Group Inc., Research Division - Research Analyst It's Anthony Walker on for Bob. Earlier in the call, you guys referenced the several buckets that would impact 2020 results. And understanding you're not providing a bridge to next year. I was hoping that you could maybe walk us through the several onetime items impacting 2019 results that you'd expect not to repeat next year. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO So the only other onetime items that I can think of, we've talked this year, one is the unplanned outage. So that you don't expect. And in pension, I only mentioned earlier. Where things sit today, pension costs could be lower next year versus this year. And then currency will be stable. So those are the 2 or 3 other major items that I can think of that help next year that are different than they are this year. Mark J. Costa - Eastman Chemical Company - Chairman & CEO It's important to keep in mind that a lot of cost-reduction actions we've taken are going to start to annualize and flow into a benefit next year. And if we get volume to be better next year, which I believe we will, that will flow through in an attractive way with asset utilization. Anthony Walker - Goldman Sachs Group Inc., Research Division - Research Analyst And then can you help us on the bridge to free cash flow in 2019, which you maintain despite the reduction in EPS? I assume you're anticipating a pretty big tailwind from working capital. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Yes. Sure. So we do have a great track record of managing our free cash flow. What you've seen already, we've generated $525 million of free cash flow through 9 months. That's $40 million higher than last year. If you look at fourth quarter last year, we generated $600 million of free cash flow just in that quarter. Now that did include that $65 million insurance receivable that I've mentioned. So kind of $535 million, excluding that. So I think we're going to generate roughly that same amount of free cash flow in fourth quarter this year despite the lower cash earnings, and that's primarily is what you had mentioned. We expect higher working capital release than the $365 million we did last year given the current environment, as well as various working capital initiatives we've been implementing throughout the year. And then as you see, we're also expecting lower capital expenditures of roughly $10 million to $20 million that helped us achieve this kind of result in this tough environment. Operator Next, we will hear from Laurence Alexander from Jefferies. 17

Laurence Alexander - Jefferies LLC, Research Division - VP & Equity Research Analyst Okay. Could you flesh out the year-end destocking or extended shutdowns comment that you've made through the call from a different angle, which is if you look at it more as a cumulative effect spread between Q4 and Q1, what degree of impact are you concerned about? And is it just in the auto and industrial customers? Or are you concerned about a broader kind of destock cycle? Mark J. Costa - Eastman Chemical Company - Chairman & CEO So the destocking concerns that we have in the fourth quarter are more about normal seasonality than some sort of dramatic destocking event. I mean clearly, we've seen significant destocking in the first half of this year that goes way beyond where primary demand was at that point as people are pulling their inventories down, trying to access lower-cost raw materials that were available and adjust to an uncertain environment. But the rate of destocking, the amount of it has decreased significantly as you look through the year. Even the third quarter, I would say, was less than the first half. And fourth quarter will have some of that, but not to the degree that we saw in the first half of this year. Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO And if I could add, Lawrence, the area that I am hearing from our businesses. These are just our customers trying to work through their inventory targets to finish this year. And then you get back to that more normal production levels next year. So this is more about fourth quarter rather than something carrying into the first quarter next year. Operator And next, we will hear from Mike Sison with Wells Fargo. Michael Joseph Sison - Wells Fargo Securities, LLC, Research Division - Senior Analyst Just one quick question. If you think about your guidance for 2019, down $1 to $1.20. If you get a similar volume/mix improvement in 2020, is that kind of the leverage upside, meaning you would get $1, $1.20 in earnings per share? Or is it a little bit, maybe potentially higher because you've taken some costs out and improved the productivity of the portfolio? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO So Mike, welcome back. And now we probably sit down with different models and get excited about different scenarios. But yes, if there is a bounce back and restock event, we could see a material improvement in EPS next year. That's what Mark talked about. But it's really just different scenarios that could play out next year, and it's just really too early to call. Mark J. Costa - Eastman Chemical Company - Chairman & CEO But I think it could be substantial, Mike, and we believe that'll happen when you get a sort of settlement of the trade war. Operator Your final question comes from Duffy Fischer with Barclays. 18

Patrick Duffy Fischer - Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst A number of your coatings customers have already gone, and there's some cross currents where they've talked about raw materials moderating and some numbers on demand have been a little bit stronger, a little bit weaker. Can you walk through your coatings raw material portfolio? What do you think the market is doing that you're selling into? And then how are your products faring in that market? Mark J. Costa - Eastman Chemical Company - Chairman & CEO Yes. So Duffy, I think our coatings volume situation reflects our downstream customers when we look at just that part of AFP. So I don't see any sort of, on an overall volume point of view, any real differences than what you're hearing from them. The only thing that would be the exception is we did have some very high-value additives that go into some automotive coatings into China predominantly to local OEMs for their cars. And that part of the market really is off dramatically. It's probably down 25% year-over-year. So that's been a pretty big sort of mix hit in the overall coatings story. But besides that sort of one part of the story, everything else is pretty similar. And that's one we're not at all worried about. It's proprietary product that only we make. And I'm pretty confident Chinese will make cars again, and all the EVs that they're expecting to produce will be largely made by these local OEMs with these paint lines and be a real benefit for us. It's just a short-term issue. Patrick Duffy Fischer - Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst Okay. Good. And then one for Curt, lastly. Can you explain to me why pension is a benefit next year? With interest rates dropping so much more this year than we would have expected, one might have thought that, actually, the discount rate hurts the gap, and so that pension costs would start to move up and maybe more cash flow would have to be put into pensions. But can you just walk through that for me? Curtis E. Espeland - Eastman Chemical Company - Executive VP & CFO Sure. Just 2 dynamics there. First is the discount rate, and you just need to think about because we mark-to-market our pension liability. That pension liability gets readjusted at the end of this year based on that new discount rate. And then that discount rate is the determination of your interest cost. So with a lower discount rate, you have lower interest expense on your pension liability next year. And then, secondly, last year, we had a dramatic decline in our pension assets because of the fourth quarter performance in our overall market. The assets, obviously, are performing much better this year. So if you start the year with a better total amount of pension assets, then you also get to assume the return on those assets. That's another contributor that would help our pension expense on a year-over-year basis. So what I'm talking about, pension costs can return to more normal levels like they were in '18 versus the headwind we faced in '19. Gregory A. Riddle - Eastman Chemical Company - VP of IR & Communications Okay. Thanks again, everyone, for joining us. A replay of this call will be available on our website later today. And I hope you have a great day. Thanks. Operator Once again, that does conclude our call for today. Thank you for your participation. You may now disconnect. 19